Item 77C


DREYFUS STRATEGIC MUNICIPALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 16, 2005

         On June 16, 2005, shareholders voted as indicated below with regard to the following proposals:

         To elect two Class II Directors to serve for a three-year term for the Fund and until their successors are duly elected and qualified.

                                For                     Authority Withheld
Ehud Houminer                52,192,313                      1,430,221
Robin A. Melvin                   9,881                              0